Exhibit 4

INVESTMENT LETTER AGREEMENT

May 1, 2013

Re:	Investment to be made in connection with the Agreement and Plan of Merger dated as of the date of this Agreement (as amended, the “Merger Agreement”) by and among Ebix, Inc., a Delaware corporation (the “Company”), Exchange Parent Corp., a Delaware corporation (“Parent”) and Exchange Merger Corp., a Delaware corporation and wholly owned subsidiary of Parent (“MergerSub”).

Ladies and Gentlemen:

In connection with the Merger Agreement and the transactions contemplated thereby (the “Transaction”), each of (a) Robin Raina, in his individual capacity only, and Robin Raina Foundation, Inc., a Georgia non-profit corporation (together with Mr. Raina, each a “Rollover Investor” and collectively, the “Rollover Investors”), and (b) Parent, on behalf of itself and its immediate parent, an offshore partnership (“Parent Holdco”) to be formed by Broad Street Principal Investments, L.L.C. (the “GS Investor”), hereby agrees as follows:

1. Subscription. Upon the terms and subject to the provisions of this letter agreement (this “Investment Agreement”) and subject in all respects to the satisfaction or waiver of the conditions precedent set forth in the Merger Agreement and the consummation of the Merger in accordance with its terms (provided the Merger Consideration remains $20.00 per share of Company Stock), automatically upon such consummation, without any further act whatsoever required by any party hereto or otherwise:

(a) each Rollover Investor shall be deemed to have invested cash in Parent Holdco in the amount set forth opposite the name of such Rollover Investor under the heading “Investment Amount” on Annex A hereto (each, an “Investment”) by virtue of the Merger (in the manner contemplated by Section 1(c) hereof);

(b) in exchange for the Investment, Parent Holdco (or Parent if the Parent Allocation Election is made) shall issue to each Rollover Investor, at the Effective Time, a capital interest in Parent Holdco (or Parent if the Parent Allocation Election is made) in the same form and at the same price per unit of equity interest paid by the GS Investor for its own capital interest in Parent Holdco (or indirectly for its capital interest in Parent if the Parent Allocation Election is made) (such equity interest issued to the Rollover Investors, together with any shares of Parent Common Stock (as defined below) issued by Parent in lieu of Parent Holdco equity interests pursuant to Section 2 of this Investment Agreement, the “Rollover Equity Interest”); and

(c) the obligation of each Rollover Investor to make its Investment shall automatically be satisfied, at and effective as of the Effective Time, by subtracting the amount set forth opposite the name of such Rollover Investor under the heading “Investment Amount” on Annex A hereto from the aggregate amounts that otherwise would be payable to such Rollover Investor pursuant to Section 2.02 and Section 2.05 of the Merger Agreement, all as further set forth in, and required by, such Sections.

2. Allocation of Rollover Equity Interests. To the extent that the GS Investor reasonably determines appropriate prior to the Effective Time for tax, regulatory or other valid business reasons relating to Parent or any Affiliate thereof (any such determination, a “Parent Allocation Election”), and provided that Parent notifies the Rollover Investors of such Parent Allocation Election in writing prior to the Effective Time, then in lieu of receiving an equity interest in Parent Holdco pursuant to Section 1 hereof, the Rollover Investors shall instead receive common stock issued by Parent having substantially the same rights and restrictions as, and equivalent aggregate economic value (based on the price paid by Parent Holdco for its own shares of Parent Common Stock) to, the aggregate equity interest in Parent Holdco otherwise issuable pursuant to Section 1 hereof; provided that any such Parent Allocation Election shall be effected in compliance with and subject to the terms set forth in Annex B hereto under the heading “Issuer/Structure Generally”.

3. Termination of Acquisition Bonus Agreement. Upon the terms and subject to the provisions of this Investment Agreement, and subject in all respects to the consummation of the Merger in accordance with the terms of the Merger Agreement (provided the Merger Consideration remains $20.00 per share of Company Stock), effective as of immediately before the Effective Time, Mr. Raina hereby agrees that the Acquisition Bonus Agreement between him and the Company dated as of July 15, 2009 shall automatically be deemed terminated in full without any amounts payable thereunder and with no further force or effect at or after immediately before the Effective Time (and the Company shall be an express third party beneficiary of this Section 3). For avoidance of doubt, such Acquisition Bonus Agreement shall only be terminated in the event that the Effective Time occurs with the Merger Consideration equal to $20.00 per share of Company Stock.

4. Failure of the Merger to Occur. If for any reason the Merger fails to be consummated and the Merger Agreement is terminated, but any of the acts contemplated under Section 1 or Section 3 hereof have already taken place or been deemed to have taken place, then (a) automatically and without any further action required of the parties hereto, all such acts shall be deemed null and void, and (b) the parties shall take such steps as promptly as practical thereafter as may be necessary to place them in the same economic position as each of them would have occupied had such acts not taken place or been deemed to have taken place. In such event, the parties hereto shall provide all such cooperation as any other party hereto may reasonably request in order to ensure that the provisions of this Section 4 have been made fully effective.

5. Representations and Warranties of the Rollover Investor. The Rollover Investors represent and warrant to Parent, severally and not jointly, as of the date hereof (except where expressly provided otherwise) and as of the Closing Date, as follows:

(a) such Rollover Investor is the record and beneficial owner of the number of shares of Company Stock set forth opposite such Rollover Investor’s name under the heading “Subject Shares” on Annex A hereto, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Company Shares), except as may exist by reason of this Investment Agreement or any other agreement entered into or to be entered into with the GS Investor or an Affiliate thereof in connection with the Transaction (collectively, with this Investment Agreement, the “Transaction Agreements”) or applicable securities Laws (such exceptions, the “Permitted Exceptions”);

(b) each Rollover Investor is the record and beneficial owner of the number of Company Stock Options that is listed under the heading “Company Stock Options to Be Cashed Out” on Annex A hereto, free and clear of any Lien and any other limitation or restriction, other than the Permitted Exceptions.

(c) each Rollover Investor understands and acknowledges that (i) the Rollover Equity Interest has not been registered under the 1933 Act and, therefore, cannot be resold unless they are registered under the 1933 Act, or unless an exemption from registration is available, (ii) there is no existing public or other market for the Rollover Equity Interest, and there can be no assurance that the Rollover Investors will be able to sell or dispose of the Rollover Equity Interest, and (iii) such Rollover Investor is knowledgeable, sophisticated and experienced in business and financial matters, is experienced in evaluating investments in companies such as Parent and (as to Mr. Raina) qualifies as an “accredited investor” as defined in Rule 501(a) of Regulation D under the 1933 Act;

(d) the Rollover Equity Interest to be acquired by each Rollover Investor pursuant to this Investment Agreement is being acquired for such Rollover Investor’s own account, for investment purposes, and without a view to any distribution thereof that violates the Securities Act or the securities laws of any State of the United States or other applicable jurisdiction;

(e) such Rollover Investor has been afforded access to information about Parent and (as of the Closing only) about Parent Holdco and the financial condition, results of operations, business, property and management of Parent and (as of the Closing only) Parent Holdco that is sufficient to enable such Rollover Investor to evaluate its investment in the Rollover Equity Interest. Each Rollover Investor understands that no financial statements are currently available for Parent and has reviewed the financial statements of the Company (which, as of the Effective Time, will be a wholly owned subsidiary of Parent) and such other documents as the Rollover Investor has reasonably deemed advisable. The Rollover Investor and the Rollover Investor’s advisors, if any, have been afforded the opportunity to ask questions of Parent and (as of the Closing only) Parent Holdco. Each Rollover Investor has sought such accounting, legal and tax advice as such Rollover Investor considered necessary to make an informed investment decision with respect to its acquisition of the Rollover Equity Interest;

(f) each Rollover Investor understands that an investment in the Rollover Equity Interest involves a high degree of risk and such Rollover Equity Interest is, therefore, a speculative investment. Each Rollover Investor is able to bear the economic risk of its investment in the Rollover Equity Interest for an indefinite period of time, and is presently able to afford the complete loss of such investment;

(g) each Rollover Investor acknowledges that such Rollover Investor has conducted to its satisfaction an independent investigation of the financial condition, results of operations, assets, liabilities, properties, taxes and projected operations of Parent and (as of the Closing only) Parent Holdco and, in making the determination to acquire the Rollover Equity Interest, is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of Parent and Parent Holdco or any of their respective partners, shareholders, officers, employees, agents, advisors or Affiliates, other than as set forth in this Investment Agreement. Each Rollover Investor further acknowledges and agrees that, other than as set forth in this Investment Agreement, each of Parent and Parent Holdco has made no representations or warranties either expressed or implied as to the accuracy or completeness of any information regarding Parent, Parent Holdco or the Company furnished or made available to the Rollover Investor and the Rollover Investor’s representatives, and the Rollover Investor shall have no claim with respect to any information, documents or materials furnished by or on behalf of Parent or Parent Holdco to the Rollover Investor;

(h) such Rollover Investor is not purchasing the Rollover Equity Interest as a result of any advertisement, article, notice or other communication regarding the Rollover Equity Interest published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general advertisement, and the offer to purchase the Rollover Equity Interest was directly communicated to such Rollover Investor by Parent or Parent Holdco, as applicable;

(i) such Rollover Investor has the legal capacity to enter into this Investment Agreement, the Shareholders Agreement, and the other Transaction Agreements to which such Rollover Investor is or will be a party. This Investment Agreement has been duly executed and delivered by such Rollover Investor and constitutes a valid and binding agreement of such Rollover Investor. The Shareholders Agreement and the other Transaction Agreements to which such Rollover Investor is or will be a party will be duly executed and delivered by such Rollover Investor at or prior to the Closing, and upon execution and delivery will constitute a valid and binding agreement of such Rollover Investor. The execution, delivery and performance by such Rollover Investor of the Shareholders Agreement and other Transaction Agreements to which it is or will be a party requires no action by or in respect of, or filing with, any Governmental Authority, other than such filings as may be required with the Securities and Exchange Commission;

(j) the Rollover Investor, in making a decision to purchase the Rollover Equity Interest, has made its own investment decision regarding the purchase of the Rollover Equity Interest (including, without limitation, the income tax consequences of purchasing, owning or disposing of the Rollover Equity Interest in light of the Rollover Investor’s particular situation and tax residence(s) as well as any consequences arising under the laws of any taxing jurisdiction);

(k) none of the execution and delivery by the Rollover Investor of this Investment Agreement, the consummation by the Rollover Investor of the transactions contemplated hereby, or compliance by the Rollover Investor with any of the provisions hereof does or will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under (i) any order of any Governmental Authority applicable to the Rollover Investor or by which any of the properties or assets of the Rollover Investor are bound or (ii) any Applicable Law; and

(l) the Rollover Investor understands that Parent Holdco, as the issuer of the Rollover Equity Interest, is relying in part upon the representations and agreements contained in this Section 5 for the purpose of determining whether the offer, sale and issuance of the Rollover Equity Interest meets the requirements for an applicable exemption from registration under the Securities Act.

6. Representations and Warranties of Parent. Parent represents and warrants to the Rollover Investor, as of the date hereof (except where expressly provided otherwise) and as of the Closing Date, as follows:

(a) Parent has the legal capacity to enter into this Investment Agreement, and Parent and (as of the Closing only) Parent Holdco have the legal capacity to enter into the Shareholders Agreement and other Transaction Agreements to which each is or will be a party. This Investment Agreement has been duly executed and delivered by Parent and constitutes a valid and binding agreement of Parent. The Shareholders Agreement and the other Transaction Agreements to which Parent or Parent Holdco are or will be a party will be duly executed and delivered by Parent and Parent Holdco, as applicable, at or prior to the Closing, and upon execution and delivery will constitute a valid and binding agreement of Parent and Parent Holdco, as applicable. The execution, delivery and performance by Parent of this Investment Agreement and by Parent and Parent Holdco of the Shareholders Agreement and the other Transaction Agreements to which either is or will be a party requires no action by or in respect of, or filing with, any Governmental Authority, other than such filings as may be required with the Securities and Exchange Commission;

(b) none of the execution and delivery by Parent of this Investment Agreement, by Parent and Parent Holdco of the other Transaction Agreements to which they are a party, the consummation by Parent or Parent Holdco of the transactions contemplated hereby, or compliance by Parent or Parent Holdco with any of the provisions hereof or thereof, as applicable, does or will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under (i) any order of any Governmental Authority applicable to Parent or Parent Holdco or by which any of the properties or assets of Parent or Parent Holdco are bound, (ii) the governing documents of Parent or (as of the closing only) of Parent Holdco, or (iii) any Applicable Law; and

(c) the Rollover Equity Interest will be in the same form and at the same price per unit of equity interest paid by the GS Investor for its own capital interest in Parent Holdco (or indirectly for its capital interest in Parent if the Parent Allocation Election is made) that is issued to the GS Investor at the Effective Time.

7. Shareholders Agreement.

(a) Subject to Section 7(b), after the date of this Agreement, the Rollover Investor and Parent shall negotiate in good faith, and shall use reasonable best efforts to reach agreement upon, execute and deliver a definitive partnership agreement for Parent Holdco and a shareholders agreement for Parent, each reflecting the applicable terms set forth on Annex B hereto and such other reasonable and customary terms and conditions that are acceptable to the Rollover Investors and Parent (collectively, the “Shareholders Agreement”), and shall execute such other documents, certificates or writings as are necessary in order to give effect to the transactions contemplated thereby.

(b) If the Rollover Investor and Parent are not able to reach agreement on a mutually acceptable definitive Shareholders Agreement prior to the Effective Time then, with respect to the Equity Interests (as defined in Annex B), (i) without requiring any further action on the part of either Rollover Investor or Parent, as of and following the Effective Time, the Rollover Investor and Parent shall be legally bound by the provisions of Annex B until such time as a mutually acceptable definitive Shareholders Agreement is agreed upon and executed and (ii) the Rollover Investor and Parent shall continue to negotiate in good faith, and use reasonable best efforts to finalize and execute the definitive Shareholders Agreement following the Closing. Once the definitive Shareholders Agreement is entered into pursuant to the preceding sentence, such Shareholders Agreement shall supersede the terms of Annex B in their entirety.

(c) Furthermore, the Rollover Investor expressly acknowledges that the Rollover Equity Interests purchased by the Rollover Investor pursuant to this Investment Agreement shall be subject to the restrictions on transfer and other terms and conditions of the Shareholders Agreement (or, if the Shareholders Agreement has not been executed at the Effective Time, such restrictions and other terms and conditions set forth in Annex B, until such time as a definitive Shareholders Agreement has been executed).

(d) The Rollover Investor and Parent acknowledge and agree that, notwithstanding anything in this Investment Agreement to the contrary, the obligation to perform their respective agreements hereunder, including the obligations set forth in Section 1 are not conditioned upon the execution and delivery of the Shareholders Agreement.

8. Drafts of Pending Agreements. Parent shall use all commercially reasonable efforts to provide to the Rollover Investor, within 20 business days of the date hereof, for its review drafts of the Shareholders Agreement and all governing documents of Parent and Parent Holdco.

9. Third Party Beneficiaries. Except for the Company and except as set forth in Section 10, (a) this Investment Agreement shall be binding solely on, and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns (and their respective executors, administrators, personal representatives and heirs, but only in their capacity as such), and (b) nothing set forth herein shall be construed to confer upon or give to any person, other than the parties hereto and their respective successors and permitted assigns (and their respective executors, administrators, personal representatives and heirs, but only in their capacity as such), any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce any provisions of this Investment Agreement. The Company shall be a third-party beneficiary of this Investment Agreement.

10. Limited Recourse; Enforcement.

(a) Notwithstanding anything that may be expressed or implied in this Investment Agreement or in any Transaction Agreement, Parent acknowledges and agrees that no person other than the Rollover Investor (and its permitted assigns) shall have any obligation hereunder or in connection with the transactions taken pursuant hereto. Parent further acknowledges and agrees that it has no rights of recovery pursuant to this Agreement against any former, current or future Affiliate of the Rollover Investor or any of their respective equityholders, attorneys or other representatives, or any successors or assigns of the foregoing, and all such Persons shall be intended third party beneficiaries of this Section 10. None of Parent’s creditors, nor any other Person that is not a party to this Investment Agreement shall have any right to enforce this Investment Agreement or to cause Parent to enforce this Investment Agreement

(b) Notwithstanding any other limitation set forth in this Investment Agreement, if, prior to the Closing, any party (including the Company as a third-party beneficiary hereof) to this Investment Agreement brings any action or proceeding to specifically enforce any provision of this Investment Agreement, the non-prevailing party in such action or proceeding shall reimburse the prevailing party for any and all reasonable costs and expenses (including attorneys’ fees) incurred by the prevailing party in connection with such action or proceeding; provided that (before or after Closing) if any party raises a Prohibited Defense (as defined in Section 25 hereof) in an action or proceeding to enforce this Agreement, the party raising such Prohibited Defense shall pay such reasonable costs and expenses regardless of whether the party raising a Prohibited Defense prevails in such litigation or proceeding.

11. No Ownership Interest. All rights, ownership and economic benefits relating to the Rollover Investor’s Company Shares and Company Stock Options shall remain vested in and belong to the Rollover Investor, and, except as may be set forth in the Voting Agreement entered into by Parent and the Rollover Investor on the date hereof, Parent shall have no authority to exercise any power or authority to direct the Rollover Investor, except as specifically provided herein and subject to all of the conditions precedent herein, (a) in the voting or disposition of any of such Company Shares and Company Stock Options or (b) in the performance of the Rollover Investor’s duties or responsibilities as a stockholder of the Company.

12. Termination. This Investment Agreement (i) shall automatically and immediately terminate upon the termination of the Merger Agreement in accordance with its terms, and (ii) may not otherwise be terminated without the prior written consent of the Rollover Investor, Parent and the Company.

13. Stockholder Capacity Only. Notwithstanding anything to the contrary contained herein, the Rollover Investor is signing and entering into this Investment Agreement solely in his individual capacity as a stockholder in the Company. The Rollover Investor makes no representation, warranty, agreement or understanding herein in his capacity as a director, officer or employee of the Company or any subsidiary of the Company; and nothing herein: (a) will limit or affect in any way any actions or omissions taken by the Rollover Investor in his capacity as such a director, officer or employee of the Company or any subsidiary of the Company, including in exercising rights under the Merger Agreement and in participating in any discussions or negotiations with Parent or with any third person, and no such actions or omissions shall be deemed a breach of this Agreement or give rise to a claim hereunder; or (b) will be construed to prohibit, limit or restrict the Rollover Investor from exercising his fiduciary duties as a director, officer or employee to the Company or its stockholders.

14. Tax Compliance Certificate. Upon request, within thirty (30) days following the Closing, Mr. Robin Raina shall furnish or cause to be furnished to Parent a statement of Ernst & Young certifying that he is current in all payment obligations under all applicable federal and state income tax laws, including such obligations arising in connection with the Merger.

15. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

16. Governing Law. This Investment Agreement, including Annex B to the extent the terms thereof become legally binding upon the parties as set forth herein, shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the conflicts of laws rules of such state.

17. Jurisdiction; Waiver of Jury Trial. The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Investment Agreement or the transactions contemplated hereby shall only be brought in the Chancery Court of the State of Delaware (or other appropriate state court in the State of Delaware) or the Federal courts located in the State of Delaware and not in any other State or Federal courts located in the United States of America or any court in any other country, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form. The parties hereby agree that process in any such suit, action or proceeding may be served on either party anywhere in the world, whether within or without the jurisdiction of any such court. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS INVESTMENT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

18. Specific Performance. The parties hereto agree (a) that irreparable damage would occur if the provisions of each of Section 1, 2, 3 and 7(b) of this Agreement were not performed in accordance with the terms hereof (including, to the extent that such terms become legally binding upon the parties hereto pursuant to Section 7(b), the terms of Annex B hereof), (b) in any action for specific performance, that the defense of adequacy of a remedy at law and the posting of any bond in connection therewith are hereby irrevocably waived and (b) that each party hereto shall be entitled to an injunction or injunctions to prevent breaches of each of Sections 1, 2, 3 and 7(b) (or of Annex B hereof, to the extent legally binding on the parties) and/or to enforce specifically the performance of the terms and provisions thereof (or of Annex B hereof, to the extent legally binding on the parties, including by supplying missing terms to the extent consistent with the terms of Annex B, to the extent necessary to give effect to such terms, and also to the extent permitted under Applicable Law) in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

19. Effectiveness. This Investment Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

20. Appointment of Representative. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY DESIGNATES CORPORATION SERVICE COMPANY (IN SUCH CAPACITY, THE “PROCESS AGENT”), WITH AN OFFICE AT 2711 CENTERVILLE ROAD, SUITE 400, WILMINGTON, DELAWARE AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON ITS BEHALF SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION OR PROCEEDINGS WITH RESPECT TO THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT, AND SUCH SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY THEREOF TO THE PROCESS AGENT; PROVIDED THAT IN THE CASE OF ANY SUCH SERVICE UPON THE PROCESS AGENT, THE PARTY EFFECTING SUCH SERVICE SHALL ALSO DELIVER A COPY THEREOF TO EACH OTHER SUCH PARTY IN THE MANNER PROVIDED IN SECTION 11.01 OF THE MERGER AGREEMENT OR IN THE VOTING AGREEMENT (AS APPLICABLE). EACH PARTY SHALL TAKE ALL SUCH ACTION AS MAY BE NECESSARY TO CONTINUE SAID APPOINTMENT IN FULL FORCE AND EFFECT OR TO APPOINT ANOTHER AGENT SO THAT SUCH PARTY WILL AT ALL TIMES HAVE AN AGENT FOR SERVICE OF PROCESS FOR THE ABOVE PURPOSES IN WILMINGTON, DELAWARE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW. EACH PARTY EXPRESSLY ACKNOWLEDGES THAT THE FOREGOING DESIGNATION IS INTENDED TO BE IRREVOCABLE UNDER THE LAWS OF THE STATE OF DELAWARE AND OF THE UNITED STATES OF AMERICA.

21. Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

22. Amendment; Waiver; Entire Agreement. This letter may not be amended, and no provision hereof may be waived or modified, except by an instrument signed by each of the parties hereto and by the Company. This letter constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties hereto with respect to the subject matter hereof.

23. Definitions. All capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

24. Counterparts; Other Documents. This Investment Agreement may be executed in any number of counterparts each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument. The Rollover Investors and Parent hereby agree to execute such other documents, certificates or writings as are necessary in order to give effect to the transactions contemplated thereby.

25. Severability. Any term or provision of this Investment Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. No party hereto shall assert, and each party shall cause its respective Affiliates not to assert, that this Investment Agreement or any part hereof is invalid, illegal or unenforceable (each, a “Prohibited Defense”).

[Signature page follows]

Very truly yours,

EXCHANGE PARENT CORP.

By:	/s/ Sumit Rajpal
	Name:	Sumit Rajpal
	Title:	President

[Parent signature page to Investment Agreement]

Confirmed and Agreed to:

/s/ Robin Raina
Name: Mr. Robin Raina

Robin Raina Foundation, Inc.

/s/ Robin Raina
Name:	Mr. Robin Raina
Title:	Chief Executive Officer

[Rollover Investor signature page to Robin Raina Investment Agreement]